UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2015 (June 1, 2015)

CHATHAM LODGING TRUST
(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Cocoanut Row, Suite 211 Palm Beach, Florida	33480
(Address of principal executive offices)	(Zip Code)
(561) 802-4477
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2015, the Board of Trustees (the “Board”) of Chatham Lodging Trust (the “Company”) approved, as recommended by the Compensation Committee of the Board (the “Compensation Committee”), compensatory arrangements related to a long-term, multi-year performance plan (the “Plan”) in which the named executive officers of the Company will participate. The plan is described in further detail below.

2015 Multi-Year Performance-Based Equity Incentive Plan
The Board approved a five-year plan, commencing on June 1, 2015, based on the attainment of absolute and relative total shareholder return (“TSR”) hurdles. TSR will be calculated to include both share price appreciation and common share dividends paid. The Plan utilizes long-term incentive plan (“LTIP”) units that can be earned.

The awards granted pursuant to the Plan are subject to two separate performance measurements, with 60% of the award (the "Absolute Award") based solely on the Company's TSR (the "Absolute TSR Component") and 40% of the award (the "Relative Award") measured by the Company's TSR (the "Relative TSR Component") relative to the other companies (the "Index Companies") that were constituents of the SNL US REIT Hotel Index (the "Index") during the entire measurement period. Under the Absolute TSR Component, 37.5% of the Absolute Award is earned if the Company achieves a 25% TSR over the measurement period. That percentage increases on a linear basis with the full Absolute Award being earned at a 50% TSR over the measurement period. For TSR performance below 25%, no portion of the Absolute Award will be earned. Under the Relative TSR Component, 37.5% of the Relative Award is earned if the Company is at the 50th percentile of the Index Companies at the end of the measurement period. That percentage increases on a linear basis with the full Relative Award earned if the Company is at the 75th percentile of the Index Companies at the end of the measurement period. If the Company is below the 50th percentile of the Index Companies at the end of the measurement period, no portion of the Relative Award will be earned.

Awards earned under the Plan will vest 50% at the end of the three-year measurement period on June 1, 2018 and 25% each on the one-year and two-year anniversaries of the end of the three-year measurement period, or June 1, 2019 and 2020, respectively, and provided that the recipient remains employed by the Company through the vesting dates. In the event of a Change in Control (as defined in the executive officers’ employment agreements), Plan awards will be earned contingent upon the attainment of a pro rata TSR hurdle for the Absolute Award and achievement of the relative TSR percentile for the Relative Award based upon the in-place formula and using the Change of Control as the end of measurement period. Vesting continues to apply to awards earned upon a Change of Control, subject to full acceleration upon termination without cause or resignation for good reason within 18 months of the Change of Control.

Prior to vesting, the recipients will not be entitled to vote or receive dividends on the LTIP units. However, dividends paid on the units between the grant date and the vesting date will be accumulated and paid when, and to the extent that, the award vests.

The initial share price used for calculating the Company’s TSR is $27.98, which represents the Company’s 5-trading day trailing average stock price through May 29, 2015. To determine if the Plan parameters have been satisfied at the end of the measurement period for the Absolute TSR Component, the Company's stock price will be based on the highest consecutive 30-trading day trailing average closing stock price achieved within the final 120 days of such period. To determine if the Plan parameters have been satisfied at the end of the measurement period for the Relative TSR component, the Company's performance relative to the Index Companies will be computed using average TSR data (prepared by a third party on a consistent basis across all Index companies) through each day of the consecutive 30-trading day period within the final 120 days of such period that results in the highest level of achievement of the Relative TSR Component.

The maximum amounts of performance-based LTIP units that would be granted, if the target TSR is achieved, to each of the named executive officers are as follows:

Name	Target Performance-Based LTIP Unit Grant

Jeff Fisher	89,817
Dennis Craven	53,157
Peter Willis	21,996

The value of the target number of LTIP units issuable pursuant to the awards to Messrs. Fisher, Craven and Willis would be $3,430,000, $2,030,000 and $840,000, respectively, upon the end of the three-year performance period. To the extent the LTIP unit awards are granted and vest, the Company will estimate the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, and will calculate the value at the grant date based on the probable outcome of the performance conditions.

The Company has entered into award agreements with its named executive officer with respect to the awards discussed herein containing the terms described above. The Company intends to file a copy of those award agreements as exhibits to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST

June 2, 2015	By:	/s/ Dennis M. Craven

Name: Dennis M. Craven
Title: Executive Vice President and Chief Operating Officer